Filed pursuant to Rule 424(b)(3)

File No. 333-272674

GOLUB CAPITAL PRIVATE CREDIT FUND

SUPPLEMENT NO. 4 DATED JULY 12, 2024

TO THE PROSPECTUS DATED JANUARY 19, 2024

AS AMENDED APRIL 8, 2024, MAY 24, 2024, and JUNE 27, 2024

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Golub Capital Private Credit Fund (“we,” “us,” “our,” or the “Fund”), dated January 19, 2024, as amended April 8, 2024, May 24, 2024, and June 27, 2024 (as supplemented to date, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purposes of this Supplement is to update the Prospectus.

The following replaces the paragraph under “Kansas” in the “Suitability Standards” section of the Prospectus and updates the suitability standards for Kansas residents set forth in “Appendix A” of “Appendix A: Form of Subscription Agreement”:

Kansas — It is recommended by the Office of the Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

The following replaces the paragraph under “Ohio” in the “Suitability Standards” section of the Prospectus and updates the suitability standards for Ohio residents set forth in “Appendix A” of “Appendix A: Form of Subscription Agreement”:

Ohio — It is unsuitable for Ohio residents to invest more than 10% of their liquid net worth in the issuer, affiliates of the issuer and in any other non-traded BDC. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities.